Exhibit (a)(5)(C)

RedPrairie and JDA Software Announce Early Termination of the

Hart-Scott-Rodino Waiting Period for Pending Merger

November 21, 2012, Atlanta, GA and Scottsdale, AZ – RedPrairie and JDA Software Group, Inc. (NASDAQ: JDAS) (“JDA”) today announced that they have received notice from the Federal Trade Commission granting early termination of the waiting period for U.S. antitrust review under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (“HSR Act”), in connection with the previously announced transaction in which entities affiliated with RedPrairie will acquire all outstanding shares of common stock of JDA. Accordingly, the condition to the closing of the transaction previously disclosed with respect to the expiration or termination of the applicable waiting period under the HSR Act has been satisfied. The transaction remains subject to other closing conditions, including certain additional regulatory clearances, as set forth in the Offer to Purchase filed by RedPrairie and certain of its affiliates with the U.S. Securities and Exchange Commission (“SEC”) on November 15, 2012.

As previously announced, pursuant to the merger agreement among RP Crown Acquisition Sub, LLC and RP Crown Parent, LLC (affiliates of RedPrairie) and JDA, RP Crown Acquisition Sub, LLC, commenced a tender offer on November 15, 2012 to acquire all of the outstanding shares of common stock of JDA for $45.00 per share, net to the seller in cash without interest and less any required withholding taxes. The tender offer is being made pursuant to an offer to purchase and a related letter of transmittal, each dated November 15, 2012. The tender offer is scheduled to expire at 11:59 p.m., New York time, on December 13, 2012, unless extended or earlier terminated in accordance with the merger agreement and applicable rules and regulations of the SEC.

Greenhill & Co. is serving as financial advisor to RedPrairie and dealer manager for the tender offer, and Fried, Frank, Harris, Shriver & Jacobson LLP is acting as legal counsel. Credit Suisse also served as a financial advisor to RedPrairie.

J.P. Morgan acted as financial advisor to JDA. DLA Piper LLP acted as legal counsel for JDA, and Cravath, Swaine & Moore LLP represented the independent directors of the Board of Directors of JDA.

RedPrairie Contact Information:

Brunswick Group

Shahed Larson / Charlotte McCrum

+1 (212) 333-3810

JDA Contact Information:

Media:

Beth Elkin, Vice President, Marketing & Communications

469-357-4225

beth.elkin@jda.com

Investors:

Mike Burnett, JDA Group Vice President, Treasury & Investor Relations

480-308-3392

mike.burnett@jda.com

About RedPrairie

For more than 35 years, RedPrairie’s best-of-breed supply chain, workforce and all-channel retail solutions have put commerce in motion for the world’s leading companies. Installed in over 60,000 customer sites across more than 50 countries, RedPrairie solutions adapt to help ensure visibility and collaboration between manufacturers, distributors, retailers and consumers. RedPrairie is prepared to meet its customers’ current and future demands with multiple delivery options, flexible architecture and 24/7 technical and customer support. For a world in motion, RedPrairie is commerce in motion.

To learn more about how RedPrairie solutions can optimize your inventory, improve employee productivity or increase sales, visit RedPrairie.com or email info@redprairie.com.

RedPrairie is a registered trademark of RedPrairie Corporation. © 2012 RedPrairie Corporation. All Rights Reserved. Other product and service names mentioned herein are the trademarks of their respective owners.

About JDA Software Group

JDA® Software Group, Inc. (NASDAQ: JDAS), The Supply Chain Company®, is the leading provider of innovative supply chain management, merchandising and pricing excellence solutions worldwide. JDA empowers more than 2,700 companies of all sizes to make optimal decisions that improve profitability and achieve real results in the manufacturing, wholesale distribution, transportation, retail and services industries. With an integrated solutions offering that spans the entire supply chain from materials to the consumer, JDA leverages the powerful heritage and knowledge capital of acquired market leaders including i2 Technologies®, Manugistics®, E3®, Intactix® and Arthur®. JDA’s robust services offering, including complete solution lifecycle management via JDA Cloud Services, provides customers with leading-edge industry practices and supply chain expertise, lower total cost of ownership, long-term business value, and 24/7 functional and technical support. To learn more, visit jda.com or email info@jda.com.

Forward Looking Statements

This press release may contain forward-looking statements. These forward-looking statements involve significant risks and uncertainties. All statements other than statements of historical fact are statements that could be deemed forward-looking statements, including all statements regarding information regarding the intent, belief or current expectation of RedPrairie Holding, Inc., JDA Software Group, Inc. (“JDA” or the “Company”) and members of their senior management teams. Forward-looking statements include, without limitation, statements regarding prospective performance and opportunities and the outlook for the Company’s businesses, performance and opportunities and regulatory approvals, the anticipated timing of filings and approvals relating to the transaction; the expected timing of the completion of the transaction; the ability to complete the transaction considering the various closing conditions; and any assumptions underlying any of the foregoing. Investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties and are cautioned not to place undue reliance on these forward-looking statements. Actual results may differ materially from those currently anticipated due to a number of risks and uncertainties. Risks and uncertainties that could cause the actual results to differ from expectations contemplated by forward looking statements include: uncertainties as to the timing of the tender offer and merger; uncertainties as to how many of the Company stockholders will tender their stock in the offer; the possibility that competing offers will be made; the possibility that various closing conditions for the transaction may not be satisfied or waived, including that a governmental entity may prohibit, delay or refuse to grant approval for the consummation of the transaction; the effects of disruption from the transaction making it more difficult to maintain relationships with employees, customers, other business partners or governmental entities; other business effects, including the effects of industry, economic or political conditions outside of the Company’s control; transaction costs; actual or contingent liabilities; and other risks and uncertainties discussed in the Company’s filings with the U.S. Securities and Exchange Commission (the “SEC”), including its Annual Report on Form 10-K for the fiscal year ended December 31, 2011, filed with the SEC on August 6, 2012, its Quarterly Reports on Form 10-Q, its Current Reports on Form 8-K, the Tender Offer Statement on Schedule TO and other tender offer documents filed by RP Crown Acquisition Sub, LLC (the “Merger Sub”), RP Crown Parent, LLC (the “Parent”) and the other filing parties on November 15, 2012, the Solicitation/Recommendation Statement on Schedule 14D-9 filed by the Company on November 15, 2012, and the preliminary Proxy Statement on Schedule 14A filed by the Company on November 21, 2012, each as may be amended from time to time. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The Company does not undertake any obligation to update any forward-looking statements as a result of new information, future developments or otherwise, except as expressly required by law.

Notice to Investors

This press release is neither an offer to purchase nor a solicitation of an offer to sell securities. The solicitation and the offer to buy the outstanding shares of common stock of JDA is being made pursuant to a tender offer statement on Schedule TO containing an offer to purchase, form of letter of transmittal and related materials filed by Merger Sub and its affiliates with the SEC. JDA filed a solicitation/recommendation statement on Schedule 14D-9 with respect to the tender offer. THESE DOCUMENTS, AS AMENDED

FROM TIME TO TIME, CONTAIN IMPORTANT INFORMATION THAT SHOULD BE READ CAREFULLY AND CONSIDERED BEFORE MAKING ANY DECISION WITH RESPECT TO THE TENDER OFFER. These materials (and all other tender offer documents filed with the SEC) will be available at no charge from the SEC through its website at www.sec.gov. In addition, the Schedule TO (including the offer to purchase and related materials) may be obtained for free by directing such requests to MacKenzie Partners, Inc., the information agent for the tender offer, toll-free telephone number (800-322-2885) or email: tenderoffer@mackenziepartners.com and the solicitation/recommendation statement on Schedule 14D-9 and related documents filed by the Company with the SEC may be obtained for free by directing such requests to the Company at Investor Relations at 14400 N. 87th Street, Scottsdale, Arizona 85260, telephone number (480-308-3392) or mike.burnett@jda.com.

Additional Information about the Merger and Where to Find It

This communication may be deemed to be proxy solicitation material in respect of the proposed acquisition of the Company by an affiliate of Parent. In connection with the potential one-step merger, the Company has filed a preliminary Proxy Statement on Schedule 14A with the SEC. Additionally, the Company intends to file other relevant materials with the SEC in connection with the proposed acquisition of the Company pursuant to the terms of an Agreement and Plan of Merger dated as of November 1, 2012 by and among the Company, Parent and Merger Sub. THE DEFINITIVE PROXY STATEMENT AND OTHER RELEVANT MATERIALS WILL CONTAIN IMPORTANT INFORMATION, AND INVESTORS AND STOCKHOLDERS OF THE COMPANY ARE URGED TO READ CAREFULLY AND CONSIDER THESE MATERIALS WHEN THEY BECOME AVAILABLE BEFORE MAKING ANY VOTING OR INVESTMENT DECISION WITH RESPECT TO THE PROPOSED TRANSACTION. The materials filed by the Company with the SEC may be obtained free of charge at the SEC’s web site at www.sec.gov. Investors and stockholders will also be able to obtain free copies of the documents filed by the Company with the SEC by contacting Company Investor Relations at 14400 N. 87th Street, Scottsdale, Arizona 85260, telephone number (480-308-3392) or mike.burnett@jda.com.

The Company and its directors, executive officers and other members of their management and employees, under the SEC rules, may be deemed to be participants in the solicitation of proxies of the Company’s stockholders in connection with the proposed transaction. Investors and stockholders may obtain more detailed information regarding the names, affiliations and interests of certain of the Company’s executive officers and directors in the solicitation by reading the Company’s definitive proxy statement for its 2012 Annual Meeting of Stockholders, which was filed with the SEC on October 4, 2012, the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2011, which was filed with the SEC on August, 6, 2012, and the preliminary Proxy Statement on Schedule 14A and other relevant materials which may be filed with the SEC in connection with the transaction when and if they become available. Information concerning the interests of the Company’s potential participants, which may, in some cases, be different than those of the Company’s stockholders generally, are set forth in the preliminary Proxy Statement on Schedule 14A relating to the transaction.